UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

BANTEC, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

BANTEC, INC.

195 Paterson Avenue

Little Falls, NJ 07424

(203) 220-2296

Notice of Action by Written Consent of Shareholders to be Effective February 28, 2023

Dear Stockholder:

Bantec, Inc., a Delaware corporation. (the “Company”), hereby notifies our stockholders of record on December 14, 2022 that the majority stockholder holding the majority of the voting power through ownership of 250 shares of our Series A preferred stock has approved, by written consent in lieu of a special meeting on December 14, 2022 the following proposal:

Proposal	1	To amend our Certificate of Incorporation to effect a reverse stock split of the common stock, $.0001 par value, of the Company by a ratio of between one-for-five-hundred (1:500) to one-for-one thousand (1:1,000).

This Information Statement was mailed to our stockholders of record as of the close of business on December 14, 2022. The action contemplated herein will not be effective until a date which is at least 20 days after the date on which this Information Statement was first mailed to our stockholders of record. The effective date of this reverse stock split shall be immediately upon the approval by Financial Industry Regulatory Authority (FINRA), which has not yet occurred. You are urged to read the Information Statement in its entirety for a description of the action taken by the majority stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action is taken by consent of the holder of a majority of the voting shares outstanding, and pursuant to Delaware law and the Company’s bylaws that permit holders of a majority of the voting power to take a stockholder action by written consent. Proxies are not being solicited because the majority stockholder holding the majority of the voting power of the issued and outstanding voting capital stock of the Company through ownership of 250 shares of our Series A preferred stock holds more than enough shares to effect the proposed action and has voted in favor of the proposal contained herein.

Exhibit A Amendment to the Company’s Certificate of Incorporation

/s/ Michael Bannon
President and CEO’
February 10, 2023

BANTEC, INC.

195 Paterson Avenue

Little Falls, NJ 07424

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is being furnished to the stockholders of Bantec, Inc., a Delaware corporation (the “Company”), in connection with the adoption of an Amendment to our Certificate of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On December 14, 2022 our Board of Directors approved and, on December 14, 2022 the holders of a majority of our voting capital stock approved an amendment to our Certificate of Incorporation to effect a reverse split of our issued and outstanding shares of common stock, par value $.0001 per share (“Common Stock”) in a range between 1:500 to 1:1,000, from 5,900,491,532 to 11,800,983 to 5,900,492 (the “Amendment”). We will, when permissible following the expiration of the 20 day period mandated by Rule 14C of the Exchange Act and the provisions of the Delaware General Corporation Law, file the Amendment with the Delaware Secretary of State. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders.

Voting Securities

As of the date of this Information Statement, our voting securities consist of our Common Stock, of which 5,900,491,532 shares are outstanding, 448,000 shares of Series B preferred stock, par value $0.0001, and 250 shares of Series A preferred stock, par value $0.0001, (“Preferred Stock”, and collectively with the Common Stock, the “Voting Stock”) that vote on an as-converted basis. Approval of the Amendment requires the affirmative consent of a majority of the shares of our Voting Stock issued and outstanding at December 1, 2022 (the “Record Date”). The quorum necessary to conduct business of the stockholders consists of a majority of the Voting Stock issued and outstanding as of the Record Date.

Our majority stockholder who beneficially owns 250 shares of Preferred Stock is the “Consenting Stockholder.” The holder of Series A Preferred Stock is entitled to cast that the number of votes equal to the quotient of the sum of all outstanding shares of Common Stock divided by .99. The Series A Preferred Stock has no other rights or preferences. All 250 shares of Series A Preferred Stock are held by Michael Bannon, our current Chairman, President and CEO. The Consenting Stockholder has the power to vote the majority of our Common Stock, which number exceeds the majority of the issued and outstanding shares of our Common Stock on the date of this Information Statement. The Consenting Stockholder has consented to the proposed action set forth herein and had and has the power to pass the proposed corporate action without the concurrence of any of our other stockholders.

The approval of this action by written consent is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors elected to utilize the written consent of the holders of more than a majority of our voting securities.

This Information Statement will be mailed on or about December 16, 2022 to stockholders of record as of December 14, 2022 and is being delivered to inform you of the corporate action described herein before such action takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Dissenters’ Right of Appraisal

The Delaware General Corporation Law does not provide for dissenter’s rights of appraisal in connection with the proposed action nor have we provided for appraisal rights in our Certificate of Incorporation or Bylaws.

PROPOSAL 1 - AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO AFFECT A REVERSE SPLIT OF SHARES OF OUR COMMON STOCK

Our Board of Directors unanimously approved and adopted, following stockholder approval, a reverse stock split of the Company’s Common Stock. Pursuant to the proposed Reverse Split, within a range of 1:500 to 1:1000, whereby between 500, and 1,000 outstanding shares of Common Stock will be combined and become 1 share of Common Stock (the “Reverse Split”). Management will decide upon the exact number of shares to be combined prior to filing its Schedule 14C DEF. Attached as Exhibit A and incorporated herein by reference is the text of the Certificate of Amendment to Certificate of Incorporation (the “Amended Certificate”) as approved by the Majority Stockholder to affect the reverse split.

As of the Record Date, the Company had 5,900,491,532 shares of Common Stock issued and outstanding. Based on the number of shares currently issued and outstanding, immediately following the Reverse Split the Company will have approximately 11,800,983 to 5,900,492 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares).

The par value of the Common Stock will not be changed nor will the number of authorized shares be reduced in connection with the Reverse Split. The Board determined that the availability of additional shares was necessary to consummate future financing transactions or business combinations. The availability of additional shares will also permit the Board to issue shares, or instruments convertible into or exercisable for such shares, for general corporate purposes.

When implemented, the Reverse Split will be in the same ratio for all shares of Common Stock. All holders of Common Stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our stockholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. In lieu of issuing fractional shares, the Company will round up in the event a stockholder would be entitled to receive less than one share of Common Stock as a result of the Reverse Split. In addition, the split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The number of authorized and issued shares of the Company’s various series of preferred stock will not be affected in any way by the Reverse Split.

When implemented by the Board, the Reverse Split will be effective upon the filing of an Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors will determine the actual time of filing of the Amendment.

The following chart reflects the changes in our capital structure following the reverse split, the top row reflecting the pre-split capital structure and the bottom row reflecting the post-split capital structure:

Authorized Shares of Common Stock	Issued and Outstanding Shares	Reserved but Unissued	Available for Issuance
12,000,000,000	5,900,491,532	425,106,399	6,325,597,931
12,000,000,000	11,800,983 - 5,900,492	425,106,399	11,563,092,618 - 11,568,993,109

Reasons for the Reverse Split

In determining to authorize the Reverse Split, and in light of the foregoing, our Board of Directors considered, among other things, that in the event that the Company engages in acquisitions or is spun out eventually fewer shares should result in a higher per share price of our Common Stock, which might heighten the interest of the financial community in the Company, potentially broaden the pool of investors that may consider investing in the Company and facilitate trading by our stockholders of our shares of Common Stock. In theory, the Reverse Split should cause the trading price of a share of our Common Stock after the Reverse Split to be between five hundred and one thousand times what it would have been if the Reverse Split had not taken place. However, this will not necessarily be the case.,

In addition, our Board of Directors considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients or may discourage their clients from purchasing such stocks. Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks. Our Board of Directors believes that, to the extent that the price per share of our Common Stock remains at a higher per share price as a result of the Reverse Split, some of these concerns may be ameliorated. The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of the Common Stock.

In evaluating whether or not to authorize the Reverse Split, in addition to the considerations described above, our Board of Directors also took into account various negative factors associated with reverse stock splits. These factors include:

●	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

●	the fact that the stock price of some companies that have implemented reverse stock splits has subsequently declined back to pre-reverse stock split levels; and

●	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding, and the potential concomitant downward pressure decreased liquidity could have on the trading price.

Also, other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the price of our Common Stock would be maintained at the per share price in effect immediately following the effective time of the Reverse Split. There also can be no assurance that the total market capitalization of the Company following the Reverse Split will be higher than the market capitalization preceding the split or that an increase in our trading price, if any, would be sufficient to generate investor interest.

Stockholders should recognize that if the Reverse Split is affected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by between five hundred and one thousand). While we expect that the Reverse Split will result in an increase in the per share price of our Common Stock, the Reverse Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied.

If the Reverse Split is affected and the per share price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

In addition, the Reverse Split will likely increase the number of stockholders who own “odd lots” (stock holdings in amounts of less than 100 shares, in this case often one share). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the split.

Finally, following the Reverse Split the number of authorized but unissued shares of our Common Stock relative to the number of issued shares of our Common Stock will be increased. This increased number of authorized but unissued shares of our Common Stock could be issued by the Board without further stockholder approval, which could result in dilution to the holders of our Common Stock. The increased proportion of unissued authorized shares to issued shares could also, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction. The Reverse Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.

Exchange Act Matters

Our Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. Our Common Stock is currently traded and following the Reverse Split will continue to be traded, on the OTC:Pink market under the symbol “BANT”, subject to our continued satisfaction of the OTC:Pink market listing requirements. Note, however, that the CUSIP number for our Common Stock will change in connection with the Reverse Split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Number of Shares of Common Stock and Number of Stockholders

The Reverse Split would have the following effects on the number of shares of Common Stock:

1. Each 500 or up to 1,000 shares of our Common Stock owned by a stockholder immediately prior to the Reverse Split would become one share of Common Stock after the Reverse Split;

2. All outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our Common Stock will enable such holders to purchase, upon exercise of their options or warrants, between one-five hundredth to one-one thousandth of the number of shares of our Common Stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the Reverse Split, at an exercise price equal to between five and ten times the exercise price specified before the Reverse Split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the Reverse Split; and

3. The number of shares of our Common Stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plan will be reduced to between one-five hundredth to one-one thousandth of the number of shares currently included in such plan.

Rounding in Lieu of Issuing Fractional Shares

The Company will not issue fractional shares in connection with the Reverse Split. Instead, the Company will round up to the nearest whole share any stockholder’s share ownership to the extent such stockholder would be entitled to receive less than one share of Common Stock or greater as a result of the Reverse Split.

Accounting Matters

The Reverse Split will not affect total stockholders’ equity on our balance sheet. However, because the par value of our Common Stock will remain unchanged, the components that make up total stockholders’ equity will change by offsetting amounts. As a result of the Reverse Split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to between one-five hundredth and one-one-thousandth of its present amount, and the additional paid-in capital component will be increased by the amount by which the stated capital is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Common Stock outstanding.

Procedure for Affecting the Reverse Split and Filing the Certificate of Amendment

Generally

Our Board of Directors will file the Certificate of Amendment affecting the Reverse Split with the Secretary of State of Delaware. The Reverse Split will become effective as of 5:00 p.m. eastern standard time on the date of filing, which time on such date will be referred to as the “effective time.” At the effective time, each five hundred to one thousand shares of Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented pre-Reverse Split shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-Reverse Split shares. However, a stockholder will not be entitled to receive any dividends or distributions payable after the Certificate of Amendment is effective until that stockholder surrenders and exchanges his or her certificates.

Securities Transfer Corporation, the Company’s transfer agent (the “Transfer Agent”), will act as exchange agent for purposes of implementing the exchange of stock certificates, and is sometimes referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-Reverse Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

In connection with the Reverse Split, our Common Stock will change its current CUSIP number. This new CUSIP number will appear on any new certificates representing post-Reverse Split shares of our Common Stock.

Street Name and Book-Entry Holders

Upon the Reverse Split, the Company intends to treat shares held by stockholders in “street name”, through a bank, broker or other nominee, in the same manner as stockholders whose shares are registered in their own names. Banks, brokers and other nominees will be instructed to affect the Reverse Split for their beneficial holders. These brokers, banks and other nominees may have other procedures for processing the transaction, however, and stockholders holding in street name are encouraged to ask their brokers, banks or other nominees any questions they may have regarding such procedures.

Stockholders who hold some or all of their shares in electronic book-entry form with the Transfer Agent do not have certificates evidencing their ownership and need not take any action to receive their post-Reverse Split shares. Rather, a statement will be sent automatically to any such stockholder’s address of record indicating the effects of the transaction, including the number of shares of Common Stock held following the Reverse Split.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their pre-Reverse Split shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that June be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that June be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Split.

The Reverse Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result,

●	Stockholders should not recognize any gain or loss as a result of the Reverse Split.

●	The aggregate basis of a stockholder’s pre-Reverse Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.

●	The holding period of the shares owned immediately after the Reverse Split will include the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the solicitation of stockholder votes with regard to a proposed reverse split of our Common Stock

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The column entitled “Percentage of Class” is based on 5,900,491,532 shares of common stock outstanding as of December 14, 2022. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of December 14, 2022 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock. Each share of Series A preferred stock entitles the holder to vote on all matters submitted to a vote of our shareholders with each shareholder casting a vote equal to the quotient of the sum of all outstanding shares of common stock divided by 0.99, which based on, 5,900,491,532 shares issued and outstanding equates to voting rights equal to 101% of the issued and outstanding shares of our common stock.

Name and Address [1]	Amount and Nature of Beneficial Ownership	Percentage of Class
Michael Bannon (2)	150,036,703	2.5%
Dr. Rodrigo Kuntz Rangel (3)	3,680	0.00%
TCA (4)	15,404,145,694	261%
All Officers and Directors as a Group	150,040,383	2.5%

(1)	Unless otherwise indicated, the address of such individual is c/o the Company.

(2)	Michael Bannon has voting control through his ownership of 250 shares of Series A preferred stock voting on an as-converted basis. This chart reflects only the issued and outstanding shares of our common stock.

(3)	Represents shares issuable upon the exercise of stock options to purchase shares of our common stock that are exercisable within 60 days of December 14, 2022.

(4)	Based upon the right of TCA to convert the unpaid principal and interest owed under the convertible note issued by the Company to TCA. TCA is a limited partnership organized under the laws of the Cayman Islands and had its principal office at 19950 West Country Club Drive, 1st Floor, Aventura, Florida 33180. Currently, TCA has ceased operations and its funds and management entities are in receivership. Under the terms of the note and credit agreement TCA is limited to owning no more than 4.99% of the total outstanding shares which amounted to 215,418,172 as of August 12, 2022.

The number of authorized shares is currently 12,000,000,000 and if TCA was to convert its convertible note into common shares, the Company will not have sufficient shares following a successful offering as contemplated in this Form S1. However, the Company will increase the authorized shares as needed. Currently, TCA has not indicated that it intends to convert its note, in addition contractually they are never to hold more than 4.99% of the Company’s outstanding common shares.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders. The Company undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of the Information Statement.

Security holders sharing an address and receiving a single copy may request to receive a separate Information Statement at Bantec, Inc., 195 Paterson Avenue, Little Falls, N.J. 07424. Security holders sharing an address can request delivery of a single copy of the Information Statement if they are receiving multiple copies may also request to receive a separate Information Statement at Bantec, Inc, 195 Paterson Avenue, Little Falls, N.J. 07424, telephone: (203) 220-2296.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

We will provide, upon request and without charge, to each shareholder receiving this Information Statement a copy of our filings with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting Bantec, Inc., 195 Paterson Avenue, Little Falls, N.J. 07424 telephone: (203) 220-2296.

Date: February 10, 2023	Bantec, Inc.

By Order of the Board of Directors

	By:	/s/ Michael Bannon
Michael Bannon
President and CEO

Exhibit A

AMENDMENT TO BANTEC’S CERTIFICATE OF INCORPORATION

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Bantec, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to Article Fourth of the Certificate of Incorporation, as amended, of the Corporation:

The Corporation hereby recapitalizes the corporate structure in the form of reverse stock split on the common stock only, at a rate of one share for every [   ] shares outstanding and without affecting any shares of Preferred Stock, which preferred stock shall not be subject to this reverse split. The effective date of this reverse stock split shall be immediately upon the approval by Financial Industry Regulatory Authority (FINRA) of such corporate action. Any and all fractional shares resulting from this corporate action shall be rounded up to the next highest whole number.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation holding the necessary number of shares required by statute, in accordance with Section 228 of the General Corporation Law, voted in favor of the above amendments.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President, this___ day of February 2023.

BANTEC, INC.

By:	/s/ Michael Bannon
	Name:	Michael Bannon
	Title:	President

A-1